Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2025 relating to the financial statements of Dianthus Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Dianthus Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

March 11, 2025